Exhibit 10.2

Description of STERIS Corporation Non-Employee Director Compensation Program

The current Director compensation program for STERIS Corporation (“STERIS”) Directors is summarized below.

A retainer of $300,000 is payable to the Chairman of the Board and a retainer of $200,000 is payable to each other non-employee Director. The retainer fees are payable in full at the beginning of each Director’s term. Retainer fees are fully vested immediately, regardless of the form in which paid.

The retainer fee is payable as follows: $65,000 in cash ($105,000 for the Chairman), $67,500 in stock options ($97,500 for the Chairman) and $67,500 in career restricted stock units (“CRSUs”) ($97,500 for the Chairman). Each Director may elect to receive all or a part of the cash or option portions of the fee in STERIS shares or CRSUs and may elect to receive all or part of the CRSU portion of the fee in STERIS shares. The elections for incumbent Directors are required to be made on or before the December 31 that immediately precedes the beginning of the term for which the compensation will be paid.

Each new non-employee Director will receive the same amount of retainer fees as an incumbent Director, but the available forms of payment will be limited until such time as the Director has satisfied the Company’s Non-Employee Director Stock Ownership Guidelines. The new Director will receive a retainer fee of $65,000 in cash, but may elect to receive payment in CRSUs in lieu of all or a portion of the cash. The remaining $135,000 of such Director’s retainer fee will be payable in CRSUs.

The number of CRSUs or STERIS shares a Director is entitled to receive is determined based upon the dollar amount of the retainer fees elected to be received in CRSUs or STERIS shares, and the NYSE STERIS per share closing price on the effective date of grant. The number of options a Director is entitled to receive is determined based upon the same factors and a Black-Scholes calculation, and the option price is the NYSE per share closing price on the effective date of grant.

A Director’s CRSU’s will be settled in STERIS common shares six months after the cessation of the Director’s Board service. Directors will be paid cash dividend equivalents on their CRSUs as dividends are paid on STERIS common shares.

Annual Committee Chair fees are payable in the following amounts at the beginning of each term: $15,000 for the Audit Committee Chair, $10,000 for the Compensation Committee Chair, and $7,500 for the other Committee Chairs. Meeting fees are $1,000 per meeting for Board meetings and assigned Committee meetings attended in excess of 20 during the annual term.